Exhibit 4.22

English Translation for Reference
EXCLUSIVE TECHNOLOGY DEVELOPMENT, TECHNOLOGY SUPPORT AND TECHNOLOGY
SERVICES CONTRACT
This Exclusive Technology Development, Technology Support and Technology Services Contract (hereinafter referred to as “this Contract”) is made on November 7, 2008 in Shenzhen:
BETWEEN:

Party A:	Agria Brother Biotech (Shenzhen) Co., Ltd.
Address:	Unit 201, 2/F, Longyuan Building, Clear Water River Road, Luohu District, Shenzhen

Party B:	Shenzhen Guanli Agricultural Technology Co., Ltd.
Address:	Room 1501, Tower 1, Huarong Building, Mintian Road, Futian Center District, Shenzhen
WHEREAS:
(1)	Party A is a wholly foreign-owned enterprise incorporated in Shenzhen under the laws of the People’s Republic of China (hereinafter referred to as the “PRC”, and for the purpose of this Contract, excluding the Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan);
(2)	Party B is a limited liability company established in Shenzhen under the laws of the PRC;
(3)	Party A agrees to provide exclusive technology development and related services to Party B and Party B agrees to accept such services from Party A.
NOW, THEREFORE, IT IS AGREED as follows after mutual consultation:
1.	Exclusive Consultancy and Services; Monopolized and Exclusive Interests
1.1	During the term hereof, Party A agrees to act as the provider of Party B with respect to the exclusive technology development, consulting and services on the conditions and terms hereunder, and, to the extent permitted by the PRC laws, to provide Party B with the technology development, technology support and any technology services in relation thereto, including without limitation:
(1)	conducting the research and development of technologies in biological breeding as commissioned by Party B;
(2)	provision of technology support services required by Party B;
(3)	provision of technology consulting services to Party B on a regular or ad hoc basis, including without limitation, provision of feasibility studies, technology forecasts, specific technology investigations, analysis evaluation reports;
(4)	conducting technical training for Party B’s personnel;
(5)	provision of on-site technology guidance to Party B when it needs to hire relevant technology personnel;
(6)	assisting Party B in the promotion of technologies.
1.2	Party B agrees to accept the technology development, technology support and any technology services in relation thereto provided by Party A, and further agrees that, unless with the prior written consent of Party A, it will not accept any or part of the technology development, support and services provided by any third parties in connection with the above business during the term hereof.
1.3	Party B shall promptly provide Party A with any plans and arrangements relating to the technology development, technology support or technology services required by Party B.

2.	Calculation and Payment of, and Security for Technology Development and Service Fees (hereinafter referred to as the “Technology Service Fees”)
2.1	The parties agree that the Technology Service Fees hereunder shall be calculated and paid according to the calculation and payment method of the Technology Service Fees listed in Annex 1 hereto.
2.2	The parties shall bear their respective taxes payable in connection with the execution or performance of this Contract according to laws. Party B shall, at the request from Party A, make its best effort to assist Party A in obtaining the treatment of business tax exemption for all or part of its income derived from the Technology Service Fees hereunder, including without limitation, the provision of the relevant documents and the execution of written agreements with Party A from time to time in respect of any specific services within the scope of this Contract and in a format that meets the reporting requirements of competent departments in charge of science and technology. However, the execution of such documents shall be subject to the following conditions: (1) the provisions of such written agreements shall, in principle, be consistent with this Contract and shall not contradict with the provisions of this Contract, and (2) the execution of such documents shall not violate any laws and regulations.
2.3	The Technology Service Fees payable by Party B hereunder shall be secured by a pledge created in favor of Party A by other holders of equity interest of Party B over their respective equity interests in Party B.
3.	Intellectual Property
3.1	Unless otherwise required by the PRC laws and regulations, any technology developed and information prepared by Party A in the course of the provision of its technology development and technology services to Party B, as well as any intellectual property rights associated with all research and development products of Party A obtained from research and development due to the performance of this Contract and/or other contracts jointly signed by the parties and any other rights arising out thereof shall be exclusively owned by Party A. The above rights shall include but not limit to the right of patent application, ownership of proprietary technology, copyright or other intellectual property rights of technical documents and information, rights to grant a license to others for the use of the above intellectual property rights or to transfer such intellectual property rights.
3.2	If, during the performance hereof, Party B needs to use any proprietary technology of Party A, the parties hereto shall sign a separate contract to stipulate the scope of license in relation to the propriety technology, its manner and license fees.
4.	Representations and Warranties
4.1	Party A hereby represents and warrants as follows:
4.1.1	Party A is a wholly foreign-owned enterprise duly incorporated and validly existing under the laws of the PRC;
4.1.2	Party A executes and performs this Contract within its authority and business scope. It has taken the necessary corporate actions and been granted appropriate authorization, and has obtained the necessary consents and approvals from third parties and governmental departments. In addition, it does not violate the restrictions of any laws and contracts that are binding upon or having an effect on it;
4.1.3	This Contract, when executed, constitutes the legal, valid and binding obligation of Party A, and is enforceable against it pursuant to the provisions hereof.

4.2	Party B hereby represents and warrants as follows:
4.2.1	Party B is a limited liability company duly incorporated and validly existing under the laws of the PRC;
4.2.2	Party B executes and performs this Contract within its authority and business scope. It has taken the necessary corporate actions and been granted appropriate authorization, and has obtained the necessary consents and approvals from third parties and governmental departments. In addition, it does not violate the restrictions of any laws and contracts that are binding upon or having an effect on it;
4.2.3	This Contract, when executed, constitutes the legal, valid and binding obligation of Party B, and is enforceable against it pursuant to the provisions hereof.
5.	Confidentiality
5.1	Party B agrees that it will make its best effort to take all reasonable measures to keep in confidence any confidential materials and information of Party A (hereinafter referred to as the “Confidential Information”) that are known to or accessible by Party B in connection with the provision of the exclusive technology development, technology support and technology services by Party A to Party B. Unless with the prior written consent of Party A, Party B shall not divulge, provide or transfer such Confidential Information to any third parties. Once this Contract is terminated, Party B shall return to Party A any documents, materials or software containing the Confidential Information according to the requirements of Party A, or destroy them on its own. It shall also delete any Confidential Information from all relevant memory devices and shall not continue to use such Confidential Information.
5.2	The parties hereto acknowledge and confirm that any oral or written information exchanged between them in connection with this Contract shall be confidential information. The parties shall keep all such information confidential and shall not disclose any of the information to any third parties without the written consent of the other party, except for the following: (a) the information that are or will be known to the public (provided that they are not disclosed to the public without authorization by the information receiving party); (b) the information required to be disclosed by applicable laws, or the rules or regulations of securities exchanges; or (c) the information required to be disclosed by a party to its legal or financial advisors with respect to the transaction mentioned herein, for which such legal or financial advisors shall also comply with the confidentiality obligation as similar as that described in this Article. Any divulgence of Confidential Information by the employees of either party or any organization engaged by it shall be deemed as the divulgence of Confidential Information by such party, and such party shall be liable for the breach pursuant to this Contract.
5.3	The parties agree that this Article 5 shall survive regardless of whether this Contract is invalid, modified, discharged, terminated or cannot be operated.
6.	Indemnification
Party B shall indemnify and hold Party A harmless from and against any losses, damages, obligations and costs arising from any legal actions, claims or other requests as a result of the content of consulting service and other services requested by Party B.
7.	Effectiveness and Term
7.1	This Contract shall become effective as of the date first written above.
7.2	This Contract shall remain valid during the operating period of Party B, except for the early termination by this Contract or pursuant to the provisions of the relevant contracts separately signed by the parties hereto.

8.	Termination
8.1	Early Termination: During the term hereof, Party B shall not terminate this Contract in advance unless Party A commits gross negligence, fraud, other unlawful act or is bankrupt. Notwithstanding the above requirements, Party A shall have the right to terminate this Contract at all times by giving a thirty (30) days prior written notice to Party B. If, during the term hereof, Party B violates this Contract and fails to make any remedy in respect thereof within fourteen (14) days after receiving a written notice of such breach from Party A, Party A may terminate this Contract by serving written notice to Party B.
8.2	Provisions After Termination: After the termination hereof, the rights and obligations of the parties under Articles 5 and 10 hereof shall remain in effect.
9.	Governing Law
The validity, performance, interpretation and enforceability of this Contract shall be governed by the laws of the PRC.
10.	Dispute Resolution
Any disputes between the parties arising from the interpretation and performance of any provisions hereof shall be resolved in good faith by them through consultation. If no agreement can be reached within thirty (30) days after a Party proposes to resolve a dispute through consultation, either party may submit such dispute to China International Economic and Trade Arbitration Commission for arbitration in accordance with its arbitration rules then in force. The seat of arbitration shall be Shenzhen. The arbitration shall be conducted in Chinese. The arbitral award shall be final and binding upon the parties.
11.	Force Majeure
11.1	“Force Majeure” means any event that is beyond the reasonable control of a party and that is unavoidable even though the party so affected gives reasonable attention to it, including but not limited to act of government, act of nature, fire, explosion, typhoon, flood, earthquake, tidal, lightning or war. However, the shortage of credit, capital or financing shall not be deemed as events beyond the reasonable control of a party. Any party who seeks for an exemption from its obligations hereunder because of being affected by “Force Majeure” shall notify the other party as soon as possible of the event, in respect of which the exemption from such obligations is sought, and of any steps required to be taken for the completion of the performance of its obligations.
11.2	When the performance of this Contract is delayed or prevented due to the “Force Majeure” defined above, the party so affected shall not be required to assume any liabilities hereunder to the extent that it is within the scope of the delay or prevention. The party so affected shall take appropriate measures to minimize or eliminate the impact of “Force Majeure” and shall make effort to resume the performance of any obligations that are delayed or prevented by the “Force Majeure”. Once the “Force Majeure” is removed, the parties agree to resume the performance of their respective obligations hereunder with their greatest efforts.

12.	Assignment of this Contract
12.1	Party B shall not transfer its rights and obligations hereunder to any third parties, unless with the prior written consent of Party A.
12.2	Party B hereby agrees that, to the extent permitted by the PRC laws, Party A may transfer its rights and obligations hereunder to any third parties when necessary. Party A shall only be required to serve written notice to Party B when such transfer is made, and no consent shall be further required from Party B in respect of such transfer.
13.	Integrity of this Contract
The parties confirm that, once this Contract becomes effective, it shall constitute the entire agreement and understanding between the parties hereto with respect to the contents of this Contract, and shall completely supersede all previous oral or/and written agreement and understanding between the parties hereto in connection with the contents of this Contract.
14.	Severability of this Contract
If any provision of this Contract is invalid or unenforceable due to its inconsistency with the relevant laws, such provision shall be deemed to be invalid only to the extent within the scope of the related jurisdiction, and shall not affect the legal effect of the other provisions hereof.
15.	Amendment and Supplement to this Contract
All amendments and supplements to this Contract shall be made by the parties in writing. Any amendment contracts and supplemental contracts hereto duly signed by the parties shall be an integral part of this Contract, and shall have the same legal effect as this Contract.
16.	Counterpart
This Contract is executed in two originals and each of the parties shall keep one original. Each of them shall have the same legal effect.
IN WITNESS WHEREOF, the parties hereto have caused this Contract to be duly executed by their legal representatives or authorized representatives on the day first above written.

[No text in this page]
Party A: Agria Brother Biotech (Shenzhen) Co., Ltd.
Legal Representative/Authorized Representative: /s/
Common Chop: [Chop of Agria Brother Biotech (Shenzhen) Co., Ltd. is affixed]
Party B: Shenzhen Guanli Agricultural Technology Co., Ltd.
Legal Representative/Authorized Representative: /s/
Common Chop: [Chop of Shenzhen Guanli Agricultural Technology Co., Ltd. is affixed]